Exhibit 28j under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in each Prospectus and under the caption “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 52 to the Registration Statement (Form N-1A, No. 33-50773) of Federated Total Return Series, Inc., and to the incorporation by reference of our report, dated January 22, 2010, on Federated Total Return Bond Fund (one of the portfolios constituting Federated Total Return Series, Inc.) included in the Annual Shareholder Report for the fiscal year ended November 30, 2009.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 26, 2010